EXHIBIT 99.1

Sierra Monitor Corporation Announces Financial Results
for the First Quarter Ended March 31, 2011

Record First Quarter Sales of $4.2 Million; a 44% Increase Year over Year

Earns Record First Quarter Net Income of $316,623 or $0.03 per Share

Milpitas, California – April 26, 2011 – Sierra Monitor Corporation (OTC: SRMC.OB), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the first quarter ended March 31, 2011.

Financial Highlights
•	First quarter sales of $4.2 million, an increase of 44% over sales of $2.9 million in the first quarter of 2010

•	First quarter income from operations of $527,413, compared to a loss of $122,199 in the same period of 2010

•	First quarter net income increased to $316,623 or $0.03 per share (basic and diluted), compared to net loss of $73,106 or $0.01 per share (basic and diluted) in the same prior year period

•	Ended first quarter with a strong balance sheet, approximately $1.5 million of cash on hand and no bank debt

Business Highlights

•
Continued expansion of applications for FieldServer by shipping protocol gateways that enable building automation systems to interface with intelligent power strips used in energy management applications controlling computers in server farms

•	Experienced increasing demand for FieldServer communication bridges that enable data protocol interface for building automation systems to communicate with lighting control and window shade controls

•	Continued international adoption of our gas detection systems through shipments to unique locations including Uganda, Niger and Kenya

•	Doubled the capacity of our South Africa based Engineering Development Center

•	Initiated corporate IT system upgrades including server expansion, disaster recovery redundancy, enhanced Enterprise Recourse Planning (ERP), and advanced remote desktop functionality

First Quarter 2011 Financial Results
Total sales for the quarter ended March 31, 2011 were $4,168,417, an increase of 44%, compared to $2,903,080 reported for the same period of 2010.

Sierra Monitor posted GAAP net income of $316,623, or $0.03 per share (basic and diluted), compared to a net loss of $73,106, or $0.01 per share (basic and diluted), for the quarter ended March 31, 2010.

Sierra Monitor posted non-GAAP net income of $426,276, or $0.04 per share (basic and diluted), compared to a net loss of $22,267, or $0.00 per share (basic and diluted), for the quarter ended March 31, 2010.

“Continuing the solid momentum we built in the fourth quarter of 2010, we grew our 2011 first quarter sales by 44% generating 8% net income, a significant improvement over the first quarter of 2010,” said Gordon R. Arnold, chairman and chief executive officer. “While all our product groups contributed double digit increases, we are particularly pleased with the continued growth of our ProtoCessor product line which achieved 96% year over year growth.  Our ProtoCessor and FieldServer teams are focused on developing product sales opportunities with several major customers in the building management and energy space.”

Cash Position
Sierra Monitor had $1,477,933 in cash and no debt at March 31, 2011.  Receivables at March 31, 2011 were $2,005,321.  The Company’s Days Sales Outstanding in Accounts Receivable (DSOs) was 45 days.

About Sierra Monitor Corporation
Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation.  The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers.  By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems.  The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection.  Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor Investor Relations Contact:
Steve Polcyn
408-262-6611 ext. 1341
spolcyn@sierramonitor.com

Table A
SIERRA MONITOR CORPORATION

Condensed Statements of Operations
(Unaudited)

	For the three months ended March 31,
	2011	2010
Net sales	$4,168,417	$2,903,080
Cost of goods sold	1,659,274	1,224,042
Gross profit	2,509,143	1,679,038
Operating expenses
Research and development	545,074	483,022
Selling and marketing	884,439	831,976
General and administrative	552,217	486,239
	1,981,730	1,801,237
Income (loss) from operations	527,413	(122,199)
Interest income	292	1,047
Income (loss) before income taxes	527,705	(121,152)
Income tax provision (benefit)	211,082	(48,046)
Net income (loss)	$316,623	$(73,106)
Net income (loss) available to common shareholders per common share
Basic	$0.03	$(0.01)
Diluted	$0.03	$(0.01)
Weighted average number of common shares used in per share computations:
Basic	9,896,942	11,438,212
Diluted	10,102,942	11,438,212

Table B

SIERRA MONITOR CORPORATION

Balance Sheets

Assets	March 31,	December 31,
	2011	2010
	(unaudited)
Current assets:
Cash and cash equivalents	$1,477,933	$1,645,433
Trade receivables, less allowance for doubtful accounts of approximately $85,000 and $82,000 respectively	2,005,321	1,708,886
Inventories, net	2,531,992	2,115,003
Prepaid expenses	164,348	178,819
Income tax deposit	3,700	—
Deferred income taxes - current	298,410	298,410
Total current assets	6,481,704	5,946,551

Property and equipment, net	396,105	294,424
Other assets	179,322	154,816
Total assets	$7,057,131	$6,395,791

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$804,136	$704,539
Accrued compensation expenses	404,751	432,127
Other current liabilities	116,591	72,888
Income taxes payable	222,087	20,879
Total current liabilities	1,547,565	1,230,433

Deferred tax liability	54,095	54,095
Total liabilities	1,601,660	1,284,528

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 9,896,942 shares issued and outstanding	9,897	9,897
Additional paid-in capital	2,722,479	2,694,894
Retained earnings	2,723,095	2,406,472
Total shareholders’ equity	5,455,471	5,111,263
Total liabilities and shareholders’ equity	$7,057,131	$6,395,791

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated April 26, 2011 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net profit (loss) and basic and diluted non-GAAP net profit (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.  Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Stock-Based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by GAAP for both GAAP and non-GAAP diluted net income (loss) per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

In the following reconciliation of non-GAAP measures the amounts reported for the period ended March 31, 2010 have been restated to reflect corrected reporting of the provision for bad debt expense and the resulting Non-GAAP Net Income (Loss) for the period.

Table C
SIERRA MONITOR CORPORATION

Reconciliation of GAAP to Non-GAAP Operating Results
(Unaudited)

	For the three months ended
	March 31
	2011	2010

GAAP Net Income (Loss)	$316,623	$(73,106)
Depreciation and amortization	64,068	64,882
Provision for bad debt expense	3,000	13,000
Provision for inventory losses	15,000	—
Deferred income taxes	—	(54,253)
Stock based compensation expense	27,585	27,210
Total adjustments to GAAP net income	109,653	50,839
Non-GAAP Net Income (Loss)	$426,276	$(22,267)

Non GAAP Net Income (Loss) Per Share:
Basic	$0.04	$0.00
Diluted	$0.04	$0.00
Weighted-average number of shares used in per share computations:
Basic	9,896,942	11,438,212
Diluted	10,102,942	11,438,212